Registration Nos. 33- 53147
                                                  333-12101
                               Filing under Rule 424(b)(3)

PRICING SUPPLEMENT NO. (14) DATED (April 16, 1998)
(To Prospectus and Prospectus Supplement dated October 9, 1996)


                            FRANKLIN RESOURCES, INC.

                                Medium-Term Notes
            With Maturities of Nine Months or More From Date of Issue


The Notes offered hereby have such other terms as are described in the accompanying Prospectus Supplement dated October 9, 1996 relating to such Notes.

Offering Agent:  Merrill Lynch & Co.

Notes Sold:
      [ ] To Offering Agent as Principal
      [X] To Investor or Other Purchaser Through
          Offering Agent as Agent for Franklin
          Resources, Inc.

      With Respect to Notes
       Sold to Offering Agent
       as Principal, Such Notes
       Will be Resold to
       Investors/Other Purchasers:
           [ ] At a Fixed Offering Price of     % of
                 Their Principal Amount
           [ ] At Varying Prices Related to Prevailing
                 Market Prices at Time of Resale

      With Respect to Notes Sold to an Investor/Other Purchaser Through Offering
       Agent Acting as Agent for Franklin  Resources,  Inc.,  Such Notes Will be
       Sold:
           [X] At 100% of Their Principal Amount
           [ ] At     % of Their Principal
                 Amount

Offering Agent's Commission: .25%

Principal Amount: $25,000,000


Original Issue Date
(Settlement Date): April 15, 1998

Stated Maturity Date: April 17, 2000

Issue Price: $25,000,000

Currency Determination
 Agent (if other than
 The Chase Manhattan Bank):

Interest Rate(s)
 (Fixed Rate Notes): 5.96%

Initial Interest Rate
 (Floating Rate Notes): N/A

Interest Payment Dates:   [X] April 15 and October 15 of
                               each year

                          [ ] Other:

Regular Record Dates (If other than the fifteenth calendar day (whether or not a Business Day) next preceding each Interest Payment Date):

Interest Rate Basis or Bases
 (Floating Rate Notes):   [ ] Commercial Paper Rate
                          [ ] Prime Rate
                          [ ] Telerate LIBOR
                               Page:
                                 Index Currency:
                          [ ] Reuters LIBOR
                               Page:
                                 Index Currency:
           N/A            [ ] Treasury Rate
                          [ ] CD Rate
                             [ ] Federal Funds Rate
                          [ ] CMT Rate
                               Designated CMT Telerate Page:
                              If Telerate Page 7052
                               [ ] Weekly Average
                               [ ] Monthly Average
                         Designated CMT Maturity Index:
                          [ ] Other:

Index Maturity (Floating
 Rate Notes):                  N/A

Spread (Floating Rate
 Notes):                       N/A

Spread Multiplier (Floating
 Rate Notes):                  N/A

Interest Reset Period
 (Floating Rate Notes):        N/A

Interest Reset Dates (Floating
 Rate Notes):                  N/A

Initial Interest Reset  Date
 (Floating Rate Notes):        N/A

Calculation Agent (if other
 than The Chase Manhattan Bank)
 (Floating Rate Notes):        N/A

Minimum Interest Rate (Floating
 Rate Notes):                  N/A

Maximum Interest Rate (Floating
 Rate Notes):                  N/A

Redemption:
      [X] These Notes cannot be redeemed prior to the Stated
           Maturity Date
      [ ] These Notes may be redeemed prior to the Stated
           Maturity Date
           Initial Redemption Date:
           Initial Redemption Percentage:
           Annual Redemption Percentage Reduction: _______% until Redemption Percentage is 100% of the principal amount.

Optional Repayment:
      [X] These Notes cannot be repaid prior to the Stated
           Maturity Date
      [ ] These Notes can be repaid prior to the Stated
           Maturity Date at the option of the holder of the Notes.
           Optional Repayment Date(s):
           Optional Repayment Price(s):

Form of Note:             [X] Global Security
                              [ ] Certificated Note

INTEREST CALCULATION:
[X] Fixed Rate Note
[ ] Regular Floating Rate Note
[ ] Floating Rate/Fixed Rate
      Fixed Rate Commencement Date:
      Fixed Interest Rate:
[ ] Inverse Floating Rate Note
      Fixed Interest Rate:


DAY COUNT CONVENTION:
(If no Day Count Convention is specified below, the Day Count Convention for the period from the Original Issue Date until the principal of, premium, if any, and interest on these Notes are paid in full will be as set forth in the Prospectus Supplement referred to above.)
[X] 30/360 for the period from April 15, 1998 to April 17,    2000
[ ] Actual/360 for the period from        to        .
[ ] Actual/Actual for the period from          to        .
Applicable Interest Rate Basis:

Original Issue
 Discount Note:      [ ] Yes
                     [X] No

Total Amount of OID:           N/A

Issue Price (expressed as a
 percentage of aggregate
 principal amount):            N/A

Yield to Maturity:             N/A

Initial Accrual
 Period OID:                   N/A

Method Used to Determine
 Yield For Initial Accrual
 Period:                  [ ] Approximate
           N/A            [ ] Exact

Other Provisions: